RE: [Case 74882] FINRA Notification of Potential Prong Concern - Homeland Resources LTD (HMLA)

OC

OTC Corporate Actions <otccorpactions@finra.org>
To info@himalayatechnologies.com; OTC Corporate Actions; Ombudsman's Office
Cc dale.bergman@lewisbrisbois.com; Office of the Corporate Secretary; 'Mary Kirk'; 'Robert Boyle'

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Fri 6/2/2023 6:00 PM

You forwarded this message on 6/7/2023 9:23 AM.

Good afternoon,

This email is to provide you with an update on the status of the Department's review of the above-captioned corporate action request.

In the course of its review, Department staff have identified the following information that may serve as a basis for a deficiency determination pursuant to FINRA Rule 6490(d)(3):

> The notarized shareholder consent dated June 28, 2021, to approve among other things, the name change request appears to have been executed without proper authority. Specifically, at the time of the vote, the Series A shares were not issued or outstanding.

Please note that the above is non-exclusive and Department staff may identify other information in connection with your corporate action request that could serve as the basis for a deficiency finding.

If the Department makes a deficiency determination, the corporate action request will not be processed. If you would like to provide any additional information or documentation for the Department to consider in its review, including information intended to address the above, please respond by 6/9/23.

Thank you for your attention to this matter.

Millicent Banks
FINRA|OTC Corporate Actions
9509 Key West Avenue|Rockville|MD| 20850
Tel: 866-776-0800 (option 1)
Email: otccorpactions@finra.org